UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2010

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                             Termination of a Material Definitive Agreement.

Item 5.02                                             Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2010, to be effective August 1, 2010, American Wagering, Inc. (the “Company”) gave notice to Bruce Dewing that the Company was terminating the at-will employment relationship between Mr. Dewing and the Company’s wholly-owned subsidiary, AWI Gaming, Inc., whereby Mr. Dewing served as President of AWI Gaming, Inc.  As a result of the termination, the at-will employment agreement (the “Employment Agreement”) between Mr. Dewing and the Company filed as an exhibit to the Company’s Form 10-K, as filed with the Securities and Exchange Commission on May 7, 2010, will also terminate.  Pursuant to the terms of the Employment Agreement, the Company will pay Mr. Dewing three months salary as severance pay, continue to provide Mr. Dewing with medical insurance coverage through December 31, 2010, and continue to pay the remaining balance of Mr. Dewing’s accrued, but unused, paid time off.   Victor Salerno, the Company’s President and Chief Executive Officer, will replace Mr. Dewing as President of AWI Gaming, Inc.

On July 27, 2010, to be effective August 1, 2010, Mr. Dewing also resigned from the Company’s Board of Directors.  Mr. Dewing’s resignation from the Board of Directors was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: August 2, 2010
	By:	/s/ Victor Salerno
Victor Salerno
	Its:	Chief Executive Officer and President